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                                                                       Exhibit 4



                                USX CORPORATION


           ESTABLISHMENT ACTION OF TERMS COMMITTEE AND RATE COMMITTEE
             APPOINTED BY THE BOARD OF DIRECTORS OF USX CORPORATION
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     Resolutions of the Board of Directors (the "Board") of USX Corporation
(the "Issuer") adopted on March 29, 1994 (the "Board Resolutions"): (a) authorized the issuance and sale of $1.0 billion of debt securities, (b) appointed a Terms Committee to consist of the Chairman of the Board of Directors, the Executive Vice President-Accounting & Finance & Chief Financial Officer, and the Vice President & Treasurer and delineated the powers of such committee, and (c) appointed a Rate Committee consisting of the members of the Terms Committee plus any Assistant Treasurer and delineated the powers of such committee. Officers of the Issuer have held discussions with J.P. Morgan Securities Inc., Goldman, Sachs & Co., Salomon Smith Barney Inc. and PNC Capital Markets, Inc. (the "Underwriters") concerning a public offering of notes. On the basis of such discussions, the Terms Committee and the Rate Committee hereby adopt the following resolutions:

     RESOLVED, that there be, and there is hereby, created, approved and established under the Indenture (the "Indenture"), dated as of March 15, 1993, between the Issuer and Chase Manhattan Trust Company, National Association (successor trustee to PNC Bank, National Association), as Trustee (the "Trustee") a series of Debt Securities whose terms shall be as follows (capitalized terms used herein and not otherwise defined herein having the respective meanings ascribed to them in the Indenture):

     (1) The Securities shall be titled the "6.65% Notes due 2006" and bear interest at a 6.65% rate and mature on February 1, 2006 (the "Notes"). The aggregate principal amount of the Notes which may be authenticated and delivered under the Indenture is limited to $300 million, except for Notes authenticated and delivered upon registration or transfer of, or in exchange for, or in lieu of, other Notes pursuant to the Indenture.

     (2) Interest on the Notes shall accrue from February 1, 1999, and be payable semiannually on February 1 and August 1 of each year, commencing
August 1, 1999, until the principal thereof is paid or made available for payment. Each such February 1 or August 1 shall be an "Interest Payment Date" for the Notes. Interest on the Notes shall be payable to the person in whose name a Note (or any predecessor Note) is registered at the close of business on January 15 or July 15, as the case may be, next preceding an Interest Payment Date. The total amount of principal and interest due on any Global Security representing one or more Notes on any Interest Payment Date or at maturity shall be made available to the Trustee in the City of Pittsburgh, Commonwealth of Pennsylvania on such date.

     (3) The Notes shall be issued in the form of one or more fully registered Global Securities which will be deposited with, or on behalf of, The Depository Trust Company (the "Depositary") and will be registered in the name of the Depositary or its nominee.
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     (4) The Notes shall not be redeemable prior to maturity and shall not provide for any sinking fund.

     (5) The provisions of Section 12.02(b) and Section 12.02(c) of the Indenture with respect to defeasance of the Debt Securities of a Series and covenant defeasance of the Debt Securities of a Series, respectively, shall be applicable to the Notes.

     (6) The public offering price of the Notes shall be 99.779% of the principal amount thereof per note or $997.79.

     (7) The net proceeds to be paid to the Issuer by the Underwriters for the Notes shall be 99.154% of the principal amount thereof or $297,462,000. Additionally, Issuer will be paid $0 for the accrued interest from ________, 1999 to ____________, 1999.

     (8) The net proceeds of the Notes shall be used to reduce indebtedness of the Issuer, including borrowings under the Issuer's revolving credit facility.

     (9) The Notes shall be issued only in registered form in denominations of $1,000 and integral multiples thereof.

     RESOLVED, the issuance of one or more Global Securities registered in the name of the Depositary or its nominee and related Trustee's certificate of authentication to be endorsed thereon shall be in substantially the form included in the aforesaid form of Indenture, with such insertions, additions and changes as shall be hereafter approved by the officers executing the same, such approval to be conclusively evidenced by their execution thereof, and the Chairman or any Vice Chairman of the Board of Directors or any Vice President, and the Treasurer or any Assistant Treasurer of the Issuer, hereby is authorized, in the name and on behalf of the Issuer, to execute and deliver up to $____ million aggregate principal amount of the Notes in the form of one or more Global Securities, as required, to the Trustee for authentication and to execute and deliver to the Trustee the written order of the Issuer for the authentication and delivery thereof.

     RESOLVED, the execution of Global Securities by the Chairman or any Vice Chairman of the Board of Directors or any Vice President, and the Treasurer or any Assistant Treasurer by their respective facsimile signatures, and the printing or engraving of the seal of the Issuer on the Global Securities, hereby are authorized and approved as and for execution by the Issuer, notwithstanding that any such officer may have ceased to occupy such office at any time any Global Security is presented for authentication.

     RESOLVED, the forms of Underwriting Agreement and Pricing Agreement between the Issuer and the Underwriters, presented to the Committees, covering the sale by the Issuer and the purchase by the Underwriters of the Notes, hereby are approved, and the Chairman or any Vice Chairman of the Board of Directors or any Vice President hereby is authorized, in the name and on behalf of the Issuer, to execute and deliver an Underwriting Agreement and a Pricing Agreement in substantially such form with such insertions, additions and changes as may be hereafter approved by the officer



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executing and delivering the same, such approval to be conclusively evidenced by the due execution thereof.

     RESOLVED, each of the officers of the Issuer hereby is authorized to execute, deliver and file any and all instruments and documents and amendments thereto and to do any and all acts or things in the name and on behalf of the Issuer by him deemed necessary or advisable in connection with the issuance, sale and delivery of the Notes and for the purpose of carrying into effect any of the transactions and matters contemplated by this Action.



                                          TERMS COMMITTEE


                                          /s/ R.M. HERNANDEZ
                                          ---------------------------
                                          R.M. Hernandez


                                          /s/ E.F. GUNA
                                          ---------------------------
                                          E.F. Guna



                                          RATE COMMITTEE


                                          /s/ E.F. GUNA
                                          ---------------------------
                                          E.F. Guna


                                          /s/ M.J. HATCHER
                                          ---------------------------
                                          M.J. Hatcher



Dated: January 27, 1999



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